[DOMINION TEXTILE INC. LOGO APPEARS HERE] DOMINION TEXTILE INC.

1950 Sherbrooke Street West
Montreal, Quebec H3H 1E7
Tel.: (514) 989-6000
Fax: (514) 989-6214

Direct Tel:(514) 989-6095
Direct Fax: (514) 989-6073

Personal and Confidential

April 29, 1996

Mr. John J. Heldrich
President and Chief Executive Officer
Swift Textiles, Inc.
5 Concourse Parkway
Atlanta, Georgia 30328-5350

Dear John:

Dominion Textile Inc. considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company (as defined) and its shareholders. In this connection, the Company recognizes that when events which could lead to a change of control of the Company occur, they give rise to material uncertainties and questions as to the ownership and future direction of the Company which persist for some time. The Board (as defined) recognizes that such uncertainties could result in the departure or possible distraction of key management personnel to the detriment of the Company and its shareholders. Accordingly, the Board wishes to clarify arrangements relating to your employment by the Company or its affiliates, particularly in circumstances relating to change of control to reinforce and encourage you to continue employment with the Company. In particular, the Board believes it important, should the Company or its shareholders receive a proposal in respect of a change in ownership of the Company, that your employment with the Company or its affiliates be continued during the pendency of such proposals and you be able to assess and advise the Company and its shareholders and to take such other action regarding such proposals as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

In order to induce you to remain in the employ of the Company, this letter agreement ("Agreement"), which has been approved by the Board and sets forth the severance and termination benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated or significantly affected subsequent to a Fundamental Change (as defined) in the ownership or the direction of the Company under the circumstances described below. Also note that this Agreement revokes and shall supersede all other prior agreements between you and




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the Company dealing with the benefits to be given to you under any Benefit Plan
(as hereinafter defined) in the event your employment with the Company is terminated or significantly affected within twenty-four (24) months subsequent to a Fundamental Change. The obligations of the Company to provide the benefits under this Agreement are applicable only in the event of a Fundamental Change in the ownership or direction of the Company in the circumstances described below and do not otherwise affect your present terms and conditions of employment. This Agreement does not in any way establish a precedent or guideline for the Company's obligation to provide such benefits in circumstances other than those described herein. Accordingly, the definitions contained herein, including the definition of "Cause" and "Good Reason", are applicable only for the purpose of this Agreement.

I.   Definitions

1.1    In this Agreement, the term:

     (a)  "AMIP" means the Company's Annual Management Incentive Plan.

     (b) "Base Salary" shall mean your annual salary in effect prior to the date of delivery of a Notice of Termination (without regard to any reduction in that salary in the sixty (60) days prior to the date of delivery of such Notice).

     (c) "Beneficial Owner of Voting Securities" means a Person who has any beneficial interest in or control or direction over the Voting Securities or has a right to control or direct voting or disposition of Voting Securities held in a trust or has the right to acquire any beneficial interest in Voting Securities, whether issued or unissued conditionally or unconditionally, within sixty (60) days whether by exercise of an option, warrant, right, subscription privilege, agreement, revocation of a trust or otherwise.

     (d) "Benefit Plan" shall mean any compensation plan such as an incentive, stock option plan or any employee benefit plan such as a saving, pension, excess pension, profit sharing, medical, dental, disability, accident, life insurance plan or a relocation plan or policy or any other material plan, program, perquisite or policy of the Company intended to benefit employees.

     (e)  "Board" means the Board of Directors of the Company.

     (f) "Cause" shall mean (i) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the CEO which specifically identifies the manner in which the CEO believes that you have not substantially performed your duties, or (ii) the wilful

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          engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For the purposes of this definition, no act, or failure to act, on your part, shall be considered "wilful" unless done or omitted to be done by you in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Company.

     (g)  "CEO" means the Chief Executive Officer of the Company.

     (h) "Company" means Dominion Textile Inc. and includes any corporation or other entity which is the surviving or continuing entity in respect of any amalgamation, merger, consolidation, dissolution or form of business combination.

     (i) "Date of Termination" means the date specified in Section VIII of this Agreement.

     (j)  "ERIP" means the Company's Executive Retirement Income Plan.

     (k)  "Fundamental Change" shall mean any one of the following events:

          (i) any Person or group of Persons acting jointly and in concert, becomes the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company's Voting Securities, but not including any Person whose ownership of such a percentage of Voting Securities results solely from a share repurchase by the Company or a subsidiary thereof (unless such Person or Persons subsequently purchases any additional Voting Securities).

          (ii) a Person or group of Persons acting jointly and in concert, who is the registered owner or Beneficial Owner of five percent (5%) or greater of the combined voting power of the Company's Voting Securities (A) indicates in an information circular sent to shareholders of the Company or otherwise indicates in writing, that such Person or Persons intends to nominate, or (B) at a meeting of the Company's shareholders nominates, individuals for election to the Board who have not been approved by the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) and who, if elected, would constitute a majority of the members on the Board who are not full-time employees of the Company or its subsidiaries and a majority of such nominees are so elected.

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          (iii) the Company ceases to control in fact, directly or indirectly, all or substantially all of the assets employed in carrying on the business of the Company.

          Notwithstanding anything in the foregoing to the contrary, no Fundamental Change shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in any Person or Persons approved by the Incumbent Board becoming the Beneficial Owner of Voting Securities, directly or indirectly, of more than thirty percent (30%) but less than fifty per cent (50%) of the combined voting power of the Company's voting securities.

I.   "Good Reason" shall mean:

     (i) a reduction by the Company in your Base Salary or the percentage opportunity for cash and non-cash incentive compensation (such terms as used in this Agreement include the annual benefits earned under the AMIP, LTIP, ERIP, and SERP or their successors) as in effect immediately prior to the Fundamental Change;

     (ii) at any time after the happening of a Fundamental Change, an adverse change in your status, position(s) or salary group or scope of responsibility as an executive in effect immediately prior to the Fundamental Change, including, without limitation, a diminution of your scope of duties or responsibilities, the addition of new executive positions with equal or greater title, status or responsibility, any change in reporting responsibility or the assignment to you of any duties or areas of responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), co-responsibilities undertaken prior to a Fundamental Change or any removal of you from or any failure to reappoint or reselect you to such position(s) (except in connection with the termination of your employment for Cause or disability);

     (iii) the failure by the Company to continue in effect any Benefit Plan in which you are participating at the time of the Fundamental Change or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Benefit Plans on at least as favorable a basis to you as is the case at the time of the Fundamental Change or which would materially reduce your benefits in the future under any of such Benefit Plans or deprive you of any material employment related benefit enjoyed by you at the time of the Fundamental Change;

     (iv) the Company requiring you to regularly report for employment to an office located anywhere in excess of thirty (30) kilometers from where your office is located immediately prior to the Fundamental Change, except for


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          required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Fundamental Change;

     (v) the failure by the Company to provide and credit you with the number of paid vacation days to which you are entitled and at the times at which you are entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the Fundamental Change;

     (vi) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 7.1 below (and, if applicable, paragraphs 1.1(f) and 6.2 of this Agreement);

     (vii) failure by the Company to pay or cause to be paid to you any amounts due to you under the terms of any of the Company's Benefit Plan or the failure of the Company to fund the Company's SERP after a decision of the Board that it is in the Company's best interests to do so in accordance with paragraph 4.1 of this Agreement;

     (viii) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the happening of a Fundamental Change, you were permitted by the Incumbent Board or the CEO to attend to or engage in or, subsequent to the happening of a Fundamental Change, you were permitted by the Board or CEO to attend to or engage in; or

     (ix) the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by paragraph 11.1 hereof.

(m) "Incumbent Board" means the members of the Board on the date hereof and any person becoming a director of the Company subsequent to that date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination).

(n)  "LTIP" means the Company's Long Term Incentive Plan.

(o)  "Notice of Termination" means a notice given in accordance with paragraph
     7.1 of this Agreement.

(p) "Person" or "Persons" shall mean and include any individual, corporation, partnership, unincorporated organization or syndicate or association, trust,

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     trustee, executor, administrator or other legal representative other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a subsidiary of the Company.

(q) "Retirement" shall mean termination by you of your employment with the Company on or after your normal retirement date, including early retirement with your written consent, under and in accordance with the terms of the registered pension plan of the Company in which you participate or the retirement date declared by you in writing.

(r)  "SERP" means the Company's Supplemental Executive Retirement Plan.

(s) "Successor" shall mean any Person that concurrently with or subsequent to a Fundamental Change succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities, all or substantially all of its assets or otherwise.

(t) "Voting Securities" shall mean any share or other security that carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing and also includes any share or security that is ultimately exercisable or convertible into a Voting Security, whether conditionally, or unconditionally.

II.  Agreement to Provide Services; Right to Terminate

2.1 Except as otherwise provided in paragraph 2.2 below, after the first occurrence of a Fundamental Change, the Company or you may terminate your employment at any time subject to the Company providing to you the benefits hereinafter specified in respect of termination of your employment all in accordance with the terms hereof.

2.2 In the event a take-over bid (as defined in Securities Act (Ontario) (the "Act")) is made by a Person or Persons acting jointly and in concert (utilized herein as defined in the Act) in respect of any securities of the Company prior to the first occurrence of a Fundamental Change, you agree that you will not leave the employ of the Company (other than as a result of disability or upon Retirement) until the earliest of (a) one hundred and twenty (120) days after the commencement of such take-over bid, (b) such take-over bid has been abandoned or terminated, or (c) the first occurrence of a Fundamental Change.

III. Term of the Agreement

3.1 This Agreement shall commence on the date hereof and shall continue to be in effect for a minimum period of one year commencing March 22, 1996 and shall,
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     automatically be extended for additional periods of one year unless at least ninety (90) days prior to the expiration of the current one year period, the Company or you shall have given written notice that this Agreement shall not be extended.

3.2 It is further provided that this Agreement shall continue to be in effect for a period of twenty four (24) months beyond the term provided in paragraph 3.1 above if a Fundamental Change in the Company shall have occurred during such term. Notwithstanding anything in this Section III to the contrary, your employment may be terminated by the Company prior to the happening of a Fundamental Change, without giving rise to the obligations of the Company hereunder provided, however, any such termination will be subject to applicable laws and any other agreements you may have with the Company. This Agreement may be terminated by you prior to the happening of a Fundamental Change, except after the commencement of a take-over bid wherein you may terminate this Agreement only in the circumstances indicated in paragraph 2.2. above.

3.3 Any amendment or termination of this Agreement in accordance with the terms hereof shall not be construed as a termination of your employment nor shall it constitute a change in the terms of your employment so as to amount to your constructive dismissal and you hereby waive any rights to pursue such a claim on the basis of such amendment or termination of this Agreement.

IV.  Supplemental Executive Retirement Plan

4.1 Within fourteen (14) days of the date of the first occurrence of any Fundamental Change:

     (a) in the event that you have retired, the Company shall, to the extent permitted by law and by the Company's existing obligations, either (i) purchase a letter of credit for purposes of ensuring that benefits that have accrued to you are duly paid, (ii) establish a trust fund to be managed by a recognized Canadian trust company independent of the Company or its officers to secure the performance of the Company's obligations under the SERP and deposit an amount equal to the value of the benefits, determined by an actuary who is a fellow of the Canadian Institute of Actuaries, that have accrued to you under the SERP as of the date of such Fundamental Change, or (iii) provide for an appropriate combination of all or part of these options for purposes of ensuring that the said benefits are duly paid; or

     (b) in the event that you are still actively employed by the Company, the Board shall determine whether, having regard to the importance of ensuring that benefits that have accrued to you under the SERP are duly

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          paid, it is in the best interests of the Company to make provision forthwith to secure the funding of amounts that have accrued under the SERP. The Board shall consider whether among other matters, it is appropriate:

     (i) to purchase a letter of credit for purposes of ensuring that benefits that have accrued to you under the SERP as of the date of such Fundamental Change are duly paid, or

     (ii) to fund the benefits that have accrued under the SERP to you as of the date of such Fundamental Change.

     In the event that the Board determines that it is in the best interests of the Company to proceed to fund the SERP pursuant to paragraph 4.1(b)(ii), the Company shall promptly establish a trust fund to be managed by a recognized Canadian trust company independent of the Company or its officers to secure the performance of the Company's obligations under the SERP and shall, to the extent permitted by law and by the Company's existing obligations, deposit an amount equal to the value of the benefits, determined by an actuary who is a fellow of the Canadian Institute of Actuaries, that have accrued to you under the SERP as of the date of such Fundamental Change.

     In the event that the Board determines pursuant to paragraph 4.1(b) that it is not in the best interests of the Company to fund the benefits accrued under the SERP, or in the absence of a Fundamental Change, the benefits payable under the SERP shall be paid in accordance with the terms and conditions stated therein.

V.   Executive Stock Option Plan

5.1 The Board shall continue to have any power to accelerate the vesting of options and stock appreciation rights that is currently available to it under the Executive Stock Option Plan. In addition, providing that the Board of Directors judges that it is in the best interests of the shareholders not to have the options vested automatically, all options and stock appreciation rights granted to you under the Executive Stock Option Plan, whether vested or not, shall become vested and immediately exercisable:

     (a) If at any time, any person beneficially owns, directly or indirectly, voting securities of the Corporation carrying more than 30% of the votes for the election of directors or any person makes a successful take-over bid for 50% or more of the voting securities of the Corporation (including the voting securities of the Corporation then held by such offeror).


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     (b)  less than 20% of the Company's Voting Securities are listed on The
          Toronto Stock Exchange, the Montreal Exchange or a similar recognized stock exchange and are widely held by persons other than the Person (or group of Persons acting jointly or in concert) whose actions have given rise to the Fundamental Change; or

     (c) you are terminated other than for Cause, in accordance with the terms of this Agreement.

VI.  Termination Following Fundamental Change

6.1 Following the first occurrence of any Fundamental Change in the Company, you shall be entitled to the benefits provided in paragraph 9.2 hereof upon:

     (a) the termination of your employment by the Company at any time within twenty-four (24) months after the happening of such Fundamental Change unless such termination is (A) because of your death or Retirement, or
          (B) by the Company for Cause or disability;

     (b) the termination of your employment by you with Good Reason providing that such termination occurs within twenty-four (24) months after the happening of such Fundamental Change; or

     (c) termination of your employment within the mutual consent of you and the Company within twenty-four (24) months of the happening of such Fundamental Change.

6.2 If the Company intends to terminate your employment with the Company for Cause following a Fundamental Change then any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Incumbent Board or CEO had approved such activities prior to a Fundamental Change or the Board or CEO has approved your engagement in such activities subsequent to a Fundamental Change.

     Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the directors who are not full-time employees of the Company or any of its subsidiaries at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board

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     has been given), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in sub-clauses (i) or (ii) of paragraph 1.1(f) and specifying the particulars thereof in detail is delivered to you.

VII. Notice of Termination

7.1 Any purported termination by the Company or by you following a Fundamental Change shall be communicated by written Notice of Termination to the other party hereto and shall indicate with reasonable particularity the specific termination provision in this Agreement relied upon.

VIII. Date of Termination

8.1  "Date of Termination" following a Fundamental Change shall mean:

     (a) if your employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination which shall be on or after the date upon which the Notice of Termination is delivered;

     (b) if you terminate employment with Good Reason, a date no earlier than thirty (30) days from the date on which the Notice of Termination is given; or

     (c) if your employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than sixty (60) days after the date on which a Notice of Termination is given unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination.

8.2 In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in paragraph 13.7 hereof.

IX.  Compensation Upon Termination

9.1 If your employment shall be terminated for Cause following a Fundamental Change, the Company shall pay you your Base Salary through the Date of Termination plus any benefits or awards (including the cash value of any Benefit Plan) which have been earned or become payable, but which have not yet been

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     paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

9.2 If your employment is terminated after the first occurrence of any Fundamental Change in accordance with the manner described in paragraph 6.1 then, on the fifth (5th) day following the Date of Termination (except as otherwise provided), you shall be entitled without regard to any contrary provisions of any Benefit Plan, to the benefits as provided below:

     (a) The Company shall pay your Base Salary plus any annual benefits or awards (including both the cash and non-cash value of any Benefit Plan including bonus or incentives) pro-rated to the Date of Termination on the basis that any targets necessary to obtain such awards have been achieved, in a manner acceptable to you. Notwithstanding anything in this Section IX to the contrary, the amount payable to you in respect of bonus or incentive plans shall be paid to you within five days of receipt by the Company of the audited financial results for the year in which the Date of Termination occurs.

     (b) The Company shall pay you as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, an amount in cash equal to two (2) times the aggregate of your (i) Base Salary plus
          (ii) the cash value of the non-cash Benefit Plans plus (iii) the average of annual bonus (incentive payments) you received in the two
          (2) years immediately preceding the Date of Termination.

     (c) Any loans owing by you to the Company shall not become due or payable for five (5) years after your Date of Termination, provided that (i) within the said period of five (5) years in the case of residential housing assistance loans, such loans shall become due and payable within thirty (30) days after the disposition of the property in respect of which the loan was extended; (ii) all loans advanced to you by the Company under the Executive Long Term Incentive Plan or the Employee Share Purchase Plan shall become payable on the earlier of the date when you sell all the shares purchased by you under this plan and the date on which the closing price on The Toronto Stock Exchange of such shares has been equal to or higher than the price paid by you for any such shares for ten (10) consecutive trading days.

     (d) Any amounts owing to you under the ERIP, SERP, or other accrued benefits under any Benefit Plan (other than the Company's registered pension plans) that have not been fully paid or funded in accordance with their respective terms to an irrevocable trust over which the Company retains no discretion shall be paid or caused to be paid to you in a manner that you may direct in writing.
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     (e)  Your pension benefits that have accrued, or that would have accrued within the twenty-four (24) month period following such Fundamental Change, under the SERP or other ERIP applicable to you will be fully vested without regard to age or service qualification.

9.3 The amount of any payment provided for in this Section IX shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

9.4 In the event that your employment is terminated in the circumstances described in paragraph 6.1, in the Notice of Termination or otherwise, within four (4) days of the Date of Termination, you may, in writing, direct the Company that any amounts which should become payable to you pursuant to paragraph 9.2 hereof shall be paid to you in two (2) equal annual instalments, with the first such instalment payable five (5) business days after the Date of Termination and each successive installment paid on the anniversary of the Date of Termination or the next following business day if such date is not a business day.

X.   Additional Rights

10.1 You agree that the provisions of this Agreement include any statutory entitlements to notice of termination or termination pay in lieu of notice and severance pay and is in lieu of and replaces any common law entitlements to notice of termination or pay in lieu thereof and you waive your right at common law to reasonable notice. (The notice period for termination of employment as provided herein shall comply with the notice of termination provisions of applicable employment standards legislation, as amended from time to time).

10.2 You agree that in the event you decide to exercise the recourse provided for under Section 124 of An Act Respecting Labor Standards (Quebec), by so doing you waive your right to any of the amounts payable under paragraph
     9.2 hereof. You also agree that any such amount paid to you prior to the exercise of such recourse will be returned by you to the Company forthwith.

10.3 For greater certainty, notwithstanding anything to the contrary in this Agreement, including clauses 1.1 (j)(i) and (ii), the Company shall not be obligated to continue the AMIP, LTIP, ERIP or SERP provided that plans of substantially equivalent value are instituted within ninety (90) days of the first occurrence of a Fundamental Change.


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XI. Successors; Binding Agreement

11.1 Any Successor to the Company shall be bound by this Agreement. The Company will seek to have any Successor assent to the fulfilment by the Company of its obligations under this Agreement at your request. Failure of the Company to obtain such assent within thirty (30) days after such request shall constitute Good Reason for termination by you of your employment and shall entitle you to the benefits provided in paragraph 9.2 hereof upon delivery by you of a Notice of Termination.

11.2 This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors or heirs. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to a beneficiary designated by you in writing or barring such designation to your estate.

XII. Fees and Expenses; Mitigation

12.1 The Company shall pay all reasonable legal and accounting fees and related expenses incurred by you in connection with the Agreement following a Fundamental Change including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment by the Company after a Fundamental Change or incurred by you seeking advice with respect to general taxation and financial advice with respect to the receipt of payments hereunder or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

12.2 The Company shall pay all reasonable fees and related expenses incurred by you following a termination of your employment in the circumstances outlined in paragraph 6.1 in connection with individual career, financial and tax counselling, executive consulting and employment search services.

12:3 You shall not be required to mitigate the amount of any payment the Company becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

XIII. General

13.1 Confidentiality/Non-Competition. Notwithstanding any provision of this Agreement, any provision governing an obligation of confidentiality on your part to the Company or an obligation not to compete with the Company that is contained in any other agreement that you may have with the Company shall continue to be of full force and effect.

13.2 Taxes and Other Amounts. All payments to be made to you under this Agreement will be subject to required withholding of income tax and other amounts under federal, provincial and local legislation.

13.3 Survival. The respective obligations of, and benefits afforded to the Company and you as provided in Sections IV, IX, XI and XII and paragraphs
     13.2 and 13.7 of this Agreement that have accrued upon the first occurrence of a Fundamental Change shall survive termination of this Agreement.

13.4 Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employed, to the address set forth below his/her signature provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13.5 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Quebec.

13.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.7 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled, exclusively by arbitration in Quebec by three arbitrators in accordance with the rules of the Quebec Code of Civil Procedure then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this paragraph 13.7.

13.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.9 Language. The parties hereto confirm that it is their wish that this Agreement as well as all other documents relating hereto, including notices, have been and shall be drawn up in English only. Les parties aux presentes confirment leur volonte que cette convention de meme que tous les documents, y compris tous avis, s'y rattachant, soient rediges en anglais seulement.

13.10 Amendments. Notwithstanding anything in the foregoing to the contrary, the Incumbent Board may by resolution or otherwise prior to the occurrence of a Fundamental Change effect any amendments to this Agreement as it deems appropriate provided that such amendments are not adverse to your right to receive any benefits to which you may become entitled in the event of a Fundamental Change as described in this Agreement.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

DOMINIION TEXTILE INC.

By: /s/ Marcel Cote
----------------------------------------------
    Marcel Cote,
    Member of the Board of Directors and
    Chairman of the Human Resources Committee

By: /s/ John A. Boland, III
----------------------------------------------
    John A. Boland, III
    President and Chief Executive Officer

Agreed this 4 day of Dec, 1996
/s/ John J. Heldrich
----------------------------------------------
John J. Heldrich
8120 Jett Ferry Road
Atlanta, Georgia 30350